(EXHIBIT 23)

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 and related Prospectus pertaining to the registration of 9,500,000 shares of Common Stock under The McGraw-Hill Companies, Inc.’s 2002 Amended and Restated Stock Incentive Plan of our reports dated January 27, 2004, with respect to the consolidated financial statements of The McGraw-Hill Companies, Inc. incorporated by reference in its Annual Report on Form 10-K for the year ended December 31, 2003 and our report dated February 27, 2004 with respect to the related financial statement schedule included therein, filed with the Securities and Exchange Commission.

/S/ ERNST & YOUNG LLP

New York, New York

June 30, 2004